Exhibit 5.1

Our ref	VSL/760703-000006/86414576v3

Quhuo Limited

3F, Building A, Xin’anmen, No. 1 South Bank

Huihe South Street, Chaoyang District

Beijing, People’s Republic of China

14 April 2026

Quhuo Limited

We have acted as Cayman Islands legal advisers to Quhuo Limited (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on 14 April 2026 under the U.S. Securities Act of 1933, as amended, the base prospectus included therein and the prospectus supplement dated 14 April 2026 (collectively, the “Prospectus”) relating to the resale by certain selling shareholders (the “Selling Shareholders”) named in the Prospectus of 31,500,000,000 Class A ordinary shares of par value US$0.0001 each of the Company (the “Shares”).

We are furnishing this opinion and consent as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 13 June 2019 issued by the Registrar of Companies in the Cayman Islands.

1.2	The fourth amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 8 October 2025 (the “Memorandum and Articles”).

1.3	The minutes of the meeting of the board of directors of the Company held on 3 April 2026 (the “Board Resolutions”).

1.4	A certificate of good standing dated 4 February 2026, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraphs 1.1 to 1.4 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.4	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$10,000,000 divided into 100,000,000,000 shares comprising of (i) 99,493,703,370 Class A Ordinary Shares of a par value of US$0.0001 each, (ii) 6,296,630 Class B Ordinary Shares of a par value of US$0.0001 each, and (iii) 500,000,000 Class C Ordinary Shares of a par value of US$0.0001 each.

3.3	The sale of the Shares by the Selling Shareholders as contemplated in the Registration Statement and the Prospectus have been duly authorised by or on behalf of the Company. The Shares are legally issued and allotted and (assuming the purchase price therefor has been paid in full) fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders)

3.4	The statements under the heading “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted in it. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	In this opinion letter the phrase “non-assessable” means, with respect to Shares, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the Memorandum and Articles of Association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

Director’s Certificate